                                 News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS
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BIRMINGHAM, Ala. (November 22, 2011) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the third quarter and 39-week period ended October 29, 2011.  Net sales for the 13-week period ended October 29, 2011 decreased 8.1% to $94.4 million from net sales of $102.7 million in the year-earlier period.  Comparable store sales for the third quarter declined 7.7% compared with the 13-week period in the prior year.  Net loss for the third quarter was $4.0 million, or $0.25 per diluted share, compared with a net loss of $1.7 million, or $0.11 per diluted share, in the year-earlier period.  During the quarter, the company incurred one-time costs of $3.8 million related to the closing of 21 underperforming locations and the opening of 41 new BAM! stores scheduled to open in November.  The company incurred a net loss from discontinued operations for a portion of the stores closed during the quarter that were located in markets where the company would no longer operate.

For the 39-week period ended October 29, 2011, net sales decreased 10.1% to $301.6 million from net sales of $335.3 million in the year-earlier period.  Comparable store sales declined 11.1% compared with the same period in the prior year.  For the 39-week period ended October 29, 2011, the Company reported net loss of $10.4 million, or $0.66 per diluted share, compared with net income of $2.2 million, or $0.14 per diluted share, in the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman and Chief Executive Officer, said, "Results for the quarter reflect a reduction in the comparable store sales decline that we have experienced year to date. An improved publishing lineup and good performance from our general merchandise expansion were partially offset by the effects of the Border's liquidation sales in 15 of our markets. We are excited to be bringing the BAM! brand to new markets throughout the country and we are focused on preparations for the holiday season. "

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 251 stores in 30 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million, BAM!, Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

Follow Books-A-Million on Twitter (www.twitter.com/booksamillion) and like us on Facebook (www.facebook.com/booksamillion).

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BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2011	October 30, 2010 (a)	October 29, 2011	October 30, 2010 (a)
NET SALES	$94,374	$102,694	$301,586	$335,330
Cost of sales (including warehouse, distribution and store occupancy costs)	70,204	73,807	219,529	235,974
GROSS PROFIT	24,170	28,887	82,057	99,356
Operating, selling and administrative expenses	28,272	28,133	86,297	84,945
Depreciation and amortization	4,028	3,685	11,794	10,889
OPERATING INCOME (LOSS)	(8,130)	(2,931)	(16,034)	3,522
Interest expense, net	367	146	942	425
INCOME (LOSS) BEFORE INCOME TAXES	(8,497)	(3,077)	(16,976)	3,097
Income tax provision (benefit)	(4,711)	(1,638)	(6,609)	700
Net income (loss) before equity method investment	(3,786)	(1,439)	(10,367)	2,397
Net income (loss) on equity method investment	23	(103)	309	(132)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,763)	(1,542)	(10,058)	2,265
Income (loss) from discontinued operations (net of income tax)	(194)	(204)	(307)	(111)
NET INCOME (LOSS) ATTRIBUTABLE TO BOOKS-A-MILLION, INC.	$(3,957)	$(1,746)	$(10,365)	$2,154

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Net income (loss) from continuing operations	(0.24)	(0.10)	(0.64)	0.15
Net income (loss) from discontinued operations	(0.01)	(0.01)	(0.02)	(0.01)
Net income (loss) per share	(0.25)	(0.11)	(0.66)	0.14
Weighted average shares outstanding	15,815	15,551	15,733	15,679
Diluted:
Net income (loss) from continuing operations	(0.24)	(0.10)	(0.64)	0.15
Net income (loss) from discontinued operations	(0.01)	(0.01)	(0.02)	(0.01)
Net income (loss) per share	(0.25)	(0.11)	(0.66)	0.14
Weighted average shares outstanding	15,815	15,551	15,733	15,685

(a)
The results for 13-weeks and 39-weeks ended October 30, 2010, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 39-weeks ended October 29, 2011.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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